Exhibit 10.29

AMENDMENT OF EMPLOYMENT AGREEMENT,

SEPARATION AGREEMENT AND RELEASE

This Amendment of Employment Agreement, Separation Agreement and Release of Claims (“Agreement”), dated as of July 20, 2005, is made by and among William Atkins (“Employee”), an individual, Intelsat Holdings, Ltd. (the “Parent”) and Intelsat, Ltd. (“Intelsat” or the “Company”).

WHEREAS, the Employee is a party to an Employment Agreement with the Parent and the Company, dated as of January 28, 2005, and amended as of June 21, 2005 (the “Employment Agreement”);

WHEREAS, the Employee will, effective as of June 30, 2005, resign his position as Chief Financial Officer of each of Parent and the Company, as well as his position as an officer or director of any other direct or indirect subsidiary or affiliate of Parent in which he holds such positions and Employee’s employment with Intelsat (or, at Intelsat’s election, with Parent or another direct or indirect subsidiary of Parent) will continue on a modified basis thereafter in accordance with the terms of this Agreement; and

WHEREAS, the parties desire to amend the Employment Agreement to reflect these modifications and provide for certain separation benefits for the Employee during the remaining term of his employment and for a period of time thereafter.

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Employment Agreement.

1.	Modification of Employment and Separation Benefits.

a)	Modification of Employment. Employee has resigned his position as Chief Financial Officer of each of Parent and the Company, as well as his position as an officer or director of any other direct or indirect subsidiary or affiliate of Parent in which he held such positions, effective as of June 30, 2005. As of June 30, 2005, Employee’s employment with Intelsat will continue on a modified basis pursuant to this Agreement. The Employee will be paid at his current base compensation, less applicable withholding and authorized deductions, through the Company’s normal payroll process, for the three-week period, from July 1 through July 20, 2005, during which time Employee will be on vacation and which payments will fully exhaust Employee’s accrued annual leave. Employee will not be entitled to receive any employee benefits, excepting only health insurance coverage, from and after July 20, 2005. Employee will not be entitled to receive health insurance coverage, from and after July 31, 2005 unless Employee elects COBRA continuation as set forth in subsection (e) of this Section 1, in which event the Company will provide coverage in accordance with the provisions of subsection (e). Beginning on July 21, 2005, Employee will provide to the Company such services as the Company reasonably requests for a six-month period in the position of Finance Consultant. The Company will seek to amend Employee’s H-1B visa to reflect the modification of his employment. At the sole discretion of the Company, the Company may cause Employee to become an employee of Parent, or any other direct or indirect subsidiary of Parent, in lieu of being an employee of the Company. Employee will remain eligible to receive reimbursement for expenses incurred in the performance of his duties to the Company in accordance with the Company’s customary reimbursement policies in force at the time of payment.

b)	Severance Pay. Following Employee’s execution and non-revocation of this Agreement (including the Release and the Additional Release as defined below) and contingent upon Employee’s compliance with the terms hereof, Intelsat or one of its affiliates will pay to Employee severance pay in the amount of $1,280,000.00, less all required tax withholdings and other authorized deductions, as follows:

(i)	a cash lump sum in the amount of $320,000.00 to be paid on the first payroll date that is at least seven (7) days after Employee’s execution of this Agreement;

(ii)	13 payments of $24,615.38 (totaling $320,000) to be paid through the Company’s regular payroll process on the Company’s regularly scheduled payroll dates beginning with the July 25 payroll period; and

(iii)	a cash lump sum in the amount of $640,000.00 to be paid on January 20, 2006.

Employee may terminate his modified employment with Intelsat upon two weeks’ prior written notice. On any termination of Employee’s employment pursuant to the preceding sentence, all remaining bi-weekly amounts due pursuant to subsection (ii) above will be accelerated and paid upon his final date of employment (the “Separation Date”). The payment on January 20, 2006 pursuant to subsection (iii) above will not be accelerated.

c)	Equity Purchase Refund. Employee will, as of the date hereof, return to Parent the Purchased Parent Shares that he purchased on January 28, 2005 and that have not previously been repurchased by Parent, and Parent or one of its affiliates will, within thirty (30) days of the date hereof, refund to Employee the full purchase price paid by Employee for those shares, in the amount of $292,514.73 in a cash lump sum. In accordance with Section 4.4 of the Employment Agreement, the Employee will forfeit the Restricted Shares (including the Time-Vesting Shares and Performance Shares) as of June 30, 2005, such forfeiture will be effected pursuant to the repurchase of those Restricted Shares by Parent or one of its affiliates for a cash lump sum equivalent to the par value of those Restricted Shares (which Employee acknowledges to be $107.14), such amount to be paid within thirty (30) days of the date hereof. The Employee acknowledges that following the payment of the amounts contemplated by this paragraph, the Employee will have no further equity interest in Parent, the Company or any of their respective affiliates.

d)	Section 83(b) Refund. Within thirty (30) days of the return of the Purchased Parent Shares pursuant to subsection (c) of this Section 1, Intelsat or one of its affiliates will refund to Employee the tax that was withheld in conjunction with his IRC section 83(b) election on January 28, 2005, in the amount of $103,456.00, in a cash lump sum.

e)	Continued Coverage Under Group Health Plans. Employee shall be entitled to elect to continue coverage under each of the Company’s group health plans in which he was enrolled as of July 31, 2005, the date his coverage ceases, in accordance with the terms of the Employment Agreement, consistent with the status and level of coverage that was in place as of such date, in accordance with the requirements of the Consolidate Omnibus Budget Reconciliation Act of 1985 and its relevant regulations (“COBRA”). Employee shall be solely responsible for paying the full amount of all premiums that are chargeable in connection with such coverage, subject to all requirements of COBRA.

f)	Outplacement Services. Intelsat will provide payment for outplacement or executive recruitment services of the Employee’s choosing, as follows. All bills for such services must be submitted for payment to Intelsat in care of Anita Saltos, Human Resources Department. Intelsat will pay all such bills from a professional outplacement services provider(s) up to a maximum of $15,000.

g)	Relocation Benefits. Intelsat will reimburse Employee for expenses associated with the relocation of Employee and his family from Washington, DC, in an amount not to exceed the aggregate amount paid by the Company as relocation benefits in connection with Employee’s relocation from London to Washington, DC upon hire; provided, that such benefits are available to Employee only for 180 days after his final date of employment as a Finance Consultant; and provided further, that Intelsat will have no obligation to reimburse any relocation expenses if Employee relocates to accept employment by any organization or entity having at least $500 million in annual revenues in its last fiscal year.

h)	Excise Tax. In the event of a determination by a certified public accounting firm that the amount of Severance payment made under Section 1(b) of this Separation Agreement, and excluding the refund of the Employee’s payments under subsections (c) and (d) above, would trigger the 20% excise tax under the “golden parachute” limits of Section 4999 of the IRC, the Company and Employee will comply with the relevant provisions of section 8 of the Employment Agreement concerning treatment of excise tax.

i)	Indemnification. Pursuant to the Employment Agreement, the Company will continue to indemnify and hold the Executive harmless from any and all liability arising from his good faith performance of services as an employee, officer, or director of the Company. In addition, the Executive will have the benefit of coverage under any D&O insurance policy for such services that the Company may have in place to the same extent as similarly situated executives of the Company.

j)	Except as set forth in this Agreement or as required by federal, state or local law, Employee shall not be entitled to any additional benefits relating to Employee’s employment or separation of employment.

2.	Release. Employee, on Employee’s own part and on behalf of Employee’s dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges the Parent, Intelsat, and their respective parent, subsidiaries, affiliates, owners, trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Intelsat Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said Intelsat Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with Intelsat, Employee’s separation from employment with Intelsat, the Intelsat Change of Control Severance Program, the 2004 Share Incentive Plan, the Deferred Cash Account, the January 28, 2005 award of equity, and any other aspects of Employee’s compensation, benefits, and equity awards, equity ownership or repurchase of equity from Employee by Parent or its affiliates (the “Released Actions”), except with respect to those benefits set forth and rights preserved in this Agreement, including the provision regarding indemnification (the provisions of this Section 2, the “Release”). In addition, as a condition to receiving the payment contemplated by Section (1)(b)(iii) hereof, Employee agrees to execute, effective as of the Separation Date, an additional release (the “Additional Release”) of the Intelsat Releasees from all Released Actions the Employee may have from the date hereof through the Separation Date (the “Additional Release”). The Additional Release shall be in the form of the Release in this Section 2.

3.	Time to Consider Agreement. Employee may take twenty-one (21) days from the date this Release is presented to Employee to consider whether to execute this Release, and may wish to consult with an attorney prior to execution of this Release. Employee, by signing this Agreement, specially acknowledges that he is waiving his right to pursue any claims under federal, state or local discrimination laws, including the Age Discrimination in Employment Act, 29 U.S.C. Section 626 et seq. (the “ADEA Claims”), which have arisen prior to the execution of this Release, and will similarly waive in the Additional Release all such rights or claims with respect to any ADEA Claims arising from the date hereof through the Separation Date. This release shall become final and irrevocable upon execution by the Employee, except that if Employee is age 40 or older, Employee may revoke the Release by delivering to the Company a written notice of revocation at any time during the seven (7) day period following Employee’s execution of the Release, after which time it shall be final and irrevocable. Upon revocation of the Release or of the Additional Release, Employee shall refund all amounts paid by the Company pursuant to Section 1(b) and no further amounts shall be payable to Employee pursuant to Section 1(b).

4.	Restrictive Covenants Intact. Employee hereby acknowledges the continuing validity and enforceability of the terms of the Employment Agreement (including, without limitation, the noncompetition covenant of Section 5.3 of the Employment Agreement (the “Noncompete”)), the Conflict of Interest and Confidentiality Agreement, and/or any other confidentiality agreement or restrictive covenant that Employee signed during Employee’s employment with Intelsat. Employee hereby affirms his understanding that Employee must remain in compliance with those terms following the Separation Date for their respective terms. In the event that it should be proven in a court of competent jurisdiction that Employee has materially violated any of the terms of the Noncompete or the Confidentiality Agreement and has failed to cure such breach following receipt of written notice of same and a reasonable opportunity to cure, Employee shall repay Intelsat, in addition to any other relief or damages to which Intelsat might be entitled, the Separation Benefits described in subparagraph 1(b).

5.	Nondisparagement. Employee hereby covenants and agrees that Employee will not at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of Intelsat or any of the Intelsat Releasees. Employee further agrees that if Employee breaches this nondisparagement provision, Employee shall repay Intelsat, in addition to any other relief or damages to which Intelsat or its affiliates may be entitled, the Separation Benefits described in subparagraph 1(b).

6.	References. All inquiries to Intelsat concerning Employee’s employment shall be directed to the Senior Vice President, Human Resources, of Intelsat Global Service Corporation, who shall confirm dates of employment and level of compensation of the Employee during Employee’s employment with Intelsat.

7.	Miscellaneous. This Agreement is governed by the laws of the District of Columbia. If any of the provisions of this Agreement are held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Employee. The Employee’s rights and obligations under this Agreement may not be assigned by the Employee.

8.	Return of Property. Employee hereby represents to the Company that all property belonging to Intelsat has been returned, including, without limitation, all keys, access cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Company property of any kind that Employee has in his possession or control, or that Employee obtained from the Company, except to the extent that any of the foregoing is necessary for Employee’s continued employment by Intelsat pursuant to the terms of this Agreement. Prior to, and as a condition to, receipt of the payment described in paragraph 1(b)(iii) of this Agreement, Employee shall represent to the Company that all such property, including any described in the final clause of the preceding sentence, has been returned.

9.	Entire Agreement. Employee agrees that this Agreement contains and comprises the entire agreement and understanding between Employee, the Parent and the Company regarding the amendment of the Employment Agreement and Employee’s termination of employment; that there are no additional promises between Employee and the Parent and/or the Company other than those contained in this Agreement or any continuing obligations as described in paragraphs 1(e), 2 and 4; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Employee and the Company; provided, that the obligations of Employee under the Intelsat Holdings, Ltd. Shareholders Agreement remain in effect without amendment by this Agreement; and provided further, that except as modified herein, all terms of the Employment Agreement remain in effect.

10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

Intelsat, Ltd.

/s/ William Atkins	By:	/s/ Phillip L. Spector
William Atkins	Name:	Phillip L. Spector
	Title:	Exec. VP & GC

Date: July 20, 2005	Date: July 20, 2005

Intelsat Holdings, Ltd.

	By:	/s/ Phillip L. Spector
	Name:	Phillip L. Spector
	Title:	Exec. VP & GC

Date: July 20, 2005